[BANK OF COMMERCE HOLDINGS LOGO]

Exhibit 99.1

For immediate release:

Bank of Commerce Holdings, Parent Company of Redding Bank of Commerce™, Roseville Bank of Commerce™ and Bank of Commerce Mortgage™ announces stock split

REDDING, California, July 22, 2004/ PR Newswire— Michael C. Mayer, President & CEO of Bank of Commerce Holdings (NASDAQ:BOCH), a $409 million financial services holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™ and Bank of Commerce Mortgage™ today announced a three-for-one stock split.

“Our shareholders are our customers, employees and neighbors. The decision to declare the stock split will make it easier for our current and future investors to enjoy investing in a locally owned quality Company,” said Michael C. Mayer, President and Chief Executive Officer.

On July 20, 2004, Bank of Commerce Holdings’ Board of Directors unanimously passed a resolution to declare a three-for-one stock split to shareholders of record as of August 2, 2004 to be paid on August 16, 2004.

Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, a division of Redding Bank of Commerce and Bank of Commerce Mortgage™, an affiliate of Redding Bank of Commerce and Roseville Bank of Commerce. The Company is a federally insured California banking corporation and opened on October 22, 1982. Redding Bank of Commerce has four full service offices. The full-service offices are located in Redding, California, and Roseville Bank of Commerce at Eureka, a division of RBC, is located in Roseville, California and the Roseville Bank of Commerce at Sunrise, a division of RBC located in Citrus Heights, California. Bank of Commerce Mortgage operates a full-service mortgage brokerage located at 1024 Mistletoe Lane, Redding, California.

3